UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Sonoco Products Company
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1 North Second Street
Hartsville, South Carolina 29550 US
(843) 339-6511

Supplement #1 to Proxy Statement for the Annual Meeting of Shareholders

The following information relates to the proxy statement (the “Proxy Statement”) of Sonoco Products Company (the “Company”), filed with the Securities and Exchange Commission on March 17, 2021, furnished to shareholders of the Company in connection with the annual meeting of shareholders scheduled on April 21, 2021 at 11:00 a.m. Eastern Time at The Center Theater, 212 North Fifth Street, Hartsville, South Carolina (the “Annual Meeting”). This Supplement is being filed with the Securities and Exchange Commission and is being made available to shareholders on or about April 9, 2021.

This supplement (this “Supplement”) to the Proxy Statement supplements the Proxy Statement as filed and should be read in conjunction with the Proxy Statement. Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement and proxy card remain accurate and should be considered in voting your shares.

This Supplement, the Proxy Statement and the 2020 Annual Report to Shareholders are available at http://www.cstproxy.com/sonoco/2021.

To the Shareholders of Sonoco Products Company:

As described more fully in the Proxy Statement, at the 2020 Annual Meeting of Shareholders (the “2020 Annual Meeting”), the shareholders of the Company approved a proposal that requested that the Board of Directors (the “Board”) take steps to amend the appropriate governing documents to give shareholders of a combined 10% of the Company’s outstanding common stock the power to call a special meeting of shareholders (the “2020 Proposal”). After careful consideration of the 2020 Proposal, the Board determined that it would include Proposal 4 in the Proxy Statement (see page 63 of the Proxy Statement), which would require the Chairman to call a special meeting of shareholders when a valid request is received from shareholders of a combined 15% of the Company’s outstanding common stock. The Company understands although some proxy advisory firms, in response to Proposal 4, made a negative voting recommendation for James M. Micali, chair of our governance and nominating committee and lead director of our Board, some proxy advisory firms continue to express support for Mr. Micali.

The Company supported the 2020 Proposal at the 2020 Annual Meeting because of its strong commitment to good governance practices and its ongoing commitment to improving its governance and being responsive to shareholder preferences. Specifically, the Board agreed that shareholders should have the right to call a special meeting when requested by shareholders. However, the Company recognizes that an unfettered right would not be in the interest of the Company and its shareholders, and that the Company and its shareholders are best served when the shareholder right to call special meetings is balanced carefully between enhancing shareholder rights and mitigating the risk that a small minority of shareholders with self-interests could disrupt the Company’s business and waste corporate resources. After the 2020 Proposal was approved, the Board and management underwent a thorough review process of considerations regarding implementing the proposal, including an analysis of the appropriate voting threshold. In its analysis, the Board considered the voting records for the 2020 Proposal, including the significant minority of shareholders that did not support the proposal, the voting guidelines and other policies of many of the Company’s shareholders, as well as the Company’s shareholder base. As stated in the Proxy Statement, the Company also considered the concentrated nature of our shareholder base such that multiple shareholders would, under a 10% threshold, be permitted to unilaterally call a special meeting. After taking into account the totality of this review, the Company determined that a 15% threshold would be most appropriate.

Recently, the Company has re-solicited feedback from approximately 40% of shareholders in advance of the 2021 Annual Meeting, including, for certain of the meetings the participation of Mr. Micali, as chair of our governance and nominating committee. In those discussions, shareholders generally have expressed support for Proposal 4, including the appropriateness of the 15% threshold and the analysis and method of the Board and management’s review. Further early voting results (based on approximately 54.7% of the shares voted) reflect significant and supermajority levels of support for Proposal 4, although the Company acknowledges that additional voting could change these early results.

The Company and the Board continue to recommend shareholders support Mr. Micali’s re-nomination to our Board of Directors. Mr. Micali makes significant contributions to our Board and has deep knowledge and understanding of the Company and its business. In particular, the Company and the Board value his skillset, including his global manufacturing and operating experience. Mr. Micali has been involved in recent and past shareholder engagement efforts and shareholders have been supportive of Mr. Micali’s skills and leadership, evidenced by a strong voting record in which he was most recently elected in 2020 and 2017 with 97.6% and 97.7% support of votes cast respectively.

The Company’s ongoing commitment to good governance practices have been shaped by Mr. Micali’s leadership as both the chair of the governance and nominating committee and lead director. In particular, the Company has demonstrated continued improvement of its governance practices and its commitment to its shareholders and good governance. Highlights include:

Shareholder Rights

●	Shareholder engagement with approximately 18% of our outstanding shares in 2020, discussing topics including corporate strategy, capital allocation priorities, governance, risk management, board experience and refreshment, human capital management, diversity, equity and inclusion initiatives and our sustainability strategy

●	Ability for shareholders to communicate directly with members of the Board of Directors (as described further in the Proxy Statement under “Corporate Governance – Communications with the Board of Directors”)

●	A proxy access by-law that permits shareholders holding 3% of our shares for three or more years to nominate up to two or 20% of directors, a by-law provision which only a minority of companies in our index have adopted

●	Annual elections of our directors with a majority resignation policy

Sustainability, the Environment and Human Capital Management

●	A focus on sustainability, with goals regarding greenhouse gas emissions and water usage in place since 2009, a corporate responsibility report and continued Board and management focus on sustainability initiatives and progress

●	Robust human capital management programs, including diversity and inclusion initiatives for our employees, a 15-year old diverse supplier initiative, talent acquisition and development programs and a focus on employee health and safety

Board Diversity, Refreshment, Composition and Evaluation

●	A commitment to diversity and refreshment, with 4 women on the Board and 2 diverse directors, representing approximately 43% of the board in the aggregate

●	An ongoing commitment to director refreshment with six new directors in the last four years;

●	Independent leadership with a lead director

●	Annual performance evaluation of the Board and its committees

Voting or Changing Your Vote

In consideration of the above, the Company asks that you vote “FOR” James M. Micali.

If you desire to change or revoke any part of your vote, you may do so in the following ways:

●	By giving notice of revocation at the Annual Meeting

●	By delivering to the Secretary of the Company, 1 North Second Street, Hartsville, SC 29550 US, written instructions revoking your proxy; or

●	By delivering to the Secretary an executed proxy bearing a later date.

Subsequent voting by telephone or via the Internet cancels your previous vote. If you are a shareholder of record, you may also attend the meeting and vote in person, in which case your proxy vote will not be used.

The Annual Meeting

The Company welcomes its shareholders to join and participate in the Annual Meeting and looks forward to hearing from shareholders, responding to their questions and engaging with them in after the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting. If you have not already voted, you are urged to vote by proxy as soon as possible as instructed in the Proxy Statement.

For the Board of Directors,

John M. Florence, Jr., Secretary

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